Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 15 to Registration Statement No. 33-53399 on Form N-1A of our report dated August 23, 2006, relating to the financial statements and financial highlights of Merrill Lynch Global SmallCap Fund, Inc. (the “Fund”) (to be renamed BlackRock Global SmallCap Fund, Inc.) appearing in the Annual Report on Form N-CSR of the Fund for the year ended June 30, 2006, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are parts of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

September 22, 2006